NexTier Announces New Director

HOUSTON, Texas (February 14, 2023) – NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) announced that the Board of Directors (the “Board”) of the Company has increased the size of the Board from ten members to eleven members and appointed Leslie Beyer to serve as an independent director to fill the newly created vacant seat, such appointment to be effective February 10, 2023. In addition, Ms Beyer will serve as a member on the Company's Nominating and Corporate Governance Committee.
Leslie Beyer, 47, is the Chief Executive Officer of the Energy Workforce & Technology Council, the largest global energy technology and services association. Serving in this role since 2014, she is a frequent speaker on issues facing the energy industry including the global energy market, regulatory environment and ESG best practices. Ms. Beyer has been an advocate for the energy services sector testifying before Congress and frequently appearing on national media outlets. Additionally, Ms. Beyer has been a member of Natural Gas Services Group, Inc. since 2020, serving as chair of the compensation committee and as a member of both its audit and ESG committees. Before joining EWTC, her career highlights include 15 years in Washington, D.C. serving in policy and public affairs roles in the U.S. Senate, multiple presidential campaigns, The White House – Executive Office of the President, U.S. State Department and U.S. Department of Housing and Urban Development. After government service, Ms. Beyer began a career in advocacy as Director, Member and Board Relations with the National Association of Manufacturers. Ms. Beyer holds a bachelor’s degree of arts in Latin American Studies from The University of Texas at Austin.
Patrick Murray, NexTier’s Chairman of the Board of Directors, stated, “We are pleased to welcome Leslie to our Board. Her extensive experience supporting the energy services sector will be an invaluable asset to NexTier.”
Robert Drummond, NexTier’s President and Chief Executive Officer, stated, “We are delighted to have Leslie on our Board. Her leadership and advocacy for responsible operations in energy services further demonstrates NexTier’s commitment to having a well-rounded, high-performing Board.”
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.
Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer

Michael Sabella
Vice President - Investor Relations and Business Development
michael.sabella@nextierofs.com